SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only
(as	permitted by Rule 14a-6(e)(2))

☑    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

    Oxis International, Inc.

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OXIS INTERNATIONAL, INC.

6040 N. Cutter Circle, Suite 317

Portland, Oregon 97217

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of OXIS International, Inc.:

The Annual Meeting of Stockholders of OXIS International, Inc., a Delaware corporation (the “Company”), will be held at the offices of Eisner LLP, 750 Third Avenue, 16th Floor, New York, NY 10017, on Tuesday, June 22, 2004, at 2:00 p.m. (Eastern Daylight Time), for the following purposes:

1.	Electing seven (7) individuals to serve on the Company’s Board of Directors for the ensuing year and until their successors are elected.

2.	Transacting such other business as may properly come before the meeting or any adjournment thereof.

The holders of the Company’s Common Stock, Series B Preferred Stock and Series C Preferred Stock of record at the close of business on April 26, 2004, are entitled to notice of and to vote at the meeting and any adjournments and postponements thereof. For a period of ten (10) days prior to the meeting, a complete list of such stockholders is open to examination by any stockholder for any purpose germane to the meeting, during ordinary business hours, at the offices of the Company, located at 6040 N. Cutter Circle, Suite 317, Portland, Oregon 97217.

A Proxy Statement and Proxy are enclosed with this Notice.

By Order of the Board of Directors

Ray R. Rogers

Chairman, President and Chief Executive Officer

Dated: May 11, 2004

You are urged to fill in, sign, date and mail the enclosed Proxy as soon as possible. If you attend the meeting and vote in person, the Proxy will not be used. If the Proxy is mailed in the United States in the enclosed envelope, no postage is required. The prompt return of your Proxy will save the expense involved in further communication.

OXIS INTERNATIONAL, INC.

6040 N. Cutter Circle, Suite 317

Portland, Oregon 97217

PROXY STATEMENT

This Proxy Statement is furnished to you in connection with the solicitation by the Board of Directors of OXIS International, Inc., a Delaware corporation (“OXIS” or the “Company”), of Proxies in the accompanying form to be used at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of Eisner LLP, 750 Third Avenue, 16th Floor, New York, NY 10017, on Tuesday, June 22, 2004 at 2:00 p.m. (Eastern Daylight Time) and at any subsequent time which may be necessary by the adjournment or postponement thereof.

If you were a holder of record of Common Stock, Series B Preferred Stock or Series C Preferred Stock of the Company (collectively, the “Voting Stock”) at the close of business on April 26, 2004 (the “Record Date”), you are entitled to vote at the Annual Meeting and your presence is desired. However, to assure your representation at the Annual Meeting, you are urged by the Board of Directors of the Company (the “Board of Directors”) to sign and return the enclosed Proxy as soon as possible. You can, of course, revoke your Proxy at any time before it is voted if you so desire, either in person at the meeting or by delivery of a duly executed written statement to that effect delivered to the Secretary of the Company.

The Company is paying all costs of the solicitation of Proxies, including the expenses of printing and mailing to its stockholders the Proxy, this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses, in accordance with the regulations of the Securities and Exchange Commission (“SEC”), in sending Proxies and proxy materials to the beneficial owners of the Voting Stock. Directors, officers and employees of the Company may also solicit Proxies in person, or by mail, telegram or telephone, but such persons will receive no compensation for such work, other than their normal compensation as directors, officers or employees.

At the close of business on the Record Date, 26,626,785 shares of Common Stock, 428,389 shares of Series B Preferred Stock and 96,230 shares of Series C Preferred Stock were outstanding. Shares of Common Stock, Series B Preferred Stock and Series C Preferred Stock are entitled to vote at the Annual Meeting. Each share of Common Stock outstanding as of the Record Date is entitled to one vote. Each share of Series B Preferred Stock outstanding as of the Record Date is entitled to .20 votes resulting in a total of 85,678 votes for all of the Series B Preferred Stock outstanding. Each share of Series C Preferred Stock outstanding as of the Record Date is entitled to the number of votes equal to the number of shares of Common Stock into which the Series C Preferred share is convertible, times 1.30, divided by the average closing bid price of the Company’s Common Stock during the fifteen (15) consecutive trading days immediately prior to the date such share of Series C Preferred Stock was purchased. As of the Record Date, each share of Series C Preferred Stock is entitled to .2222 votes, resulting in a total of 21,546 votes for all of the Series C Preferred Stock outstanding.

This Proxy Statement and the enclosed Proxy are first being mailed to the stockholders of the Company on or about May 11, 2004.

PROPOSALS OF STOCKHOLDERS

Proposals of stockholders intended to be presented at the 2005 Annual Meeting of Stockholders must be received at the Company’s executive offices on or before February 22, 2005.

PROXIES AND VOTE REQUIRED

Proxies

The Board of Directors selected Ray R. Rogers, Director, and Richard A. Davis, Director, as proxies for the Annual Meeting. By submitting your proxy, you will authorize Mr. Rogers and Mr. Davis to represent you and vote your shares at the meeting in accordance with your instructions. They may also vote your shares to adjourn the meeting and will be authorized to vote your shares at any adjournments or postponements of the meeting.

Voting of Proxies; Right to Revoke

All properly executed Proxies that are not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. Proxies containing no instructions regarding the proposals specified in the form of Proxy will be voted FOR election of the directors indicated on the Proxy. Any other business properly before the stockholders at the meeting will be voted by the holders of the Proxy in accordance with the recommendation of the Board of Directors.

Any stockholder signing a Proxy has the power to revoke it prior to the Annual Meeting, or at the Annual Meeting, prior to the vote pursuant to instructions contained in the Proxy. A Proxy may be revoked by delivering to the Secretary of the Company a written notice of revocation or a duly executed Proxy bearing a later date or by attending the Annual Meeting and voting in person.

Quorum

A quorum must be present before conducting any business at the Annual Meeting. To have a quorum present at the Annual Meeting, a majority of the shares of the Company outstanding and entitled to vote at the meeting must be represented in person or by proxy. A majority of the outstanding shares of Voting Stock (expressed as common stock equivalents) means at least 13,367,005 shares of Voting Stock. If a quorum is not present, the Annual Meeting will be rescheduled for a later date.

Vote Required

Directors must be elected by a plurality of the votes cast. Accordingly, shares not voted in the election of directors (including shares covered by a Proxy as to which authority is withheld to vote for all nominees) and shares not voted for any particular nominee (including shares covered by a Proxy as to which authority is withheld to vote for only one or fewer than all of the identified nominees) will not prevent the election of any of the nominees for director.

If your shares are treated as a broker non-vote or abstention, your shares will be included in the number of shares represented for purposes of determining whether a quorum is present. Abstentions will also be counted as shares present and entitled to be voted. Accordingly, abstentions will have the same effect as a vote against any proposal other than the election of directors, as described above. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matters that the broker has not expressly voted. For more information on broker non-votes, please see “Broker Non-Votes” below.

Broker Non-Votes

“Broker Non-Votes” occur when a broker holding shares of stock in street name withholds its vote on certain non-routine matters because the broker has not received instructions from the beneficial owner of those shares of stock and does not have discretionary authority to vote on such non-routine matters without such instructions. Brokers holding shares of stock in street name must receive specific instructions from the beneficial owners in order to have the authority to vote, in person or by Proxy, on certain non-routine matters. When a beneficial owner does not give specific instructions to the broker, the broker, as the holder of record, is entitled to vote only on matters that are routine and must withhold its votes as to any non-routine matters. When a Proxy solicitation includes a non-routine proposal and the broker does not receive specific instructions from the beneficial owner for that proposal, the resulting Proxy is considered a “limited Proxy.” Shares represented by limited Proxies are considered present for quorum purposes. However, shares represented by limited Proxies are not considered present for purposes of determining the shares present and entitled to be voted with respect to the non-routine proposal. The resulting broker non-vote will not be counted for or against such non-routine proposal.

Election of Directors is a routine matter upon which brokers can cast votes with or without specific instructions from the beneficial holders and such brokers’ votes will be counted for purposes of determining whether such Proposal has been approved.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

The Board of Directors currently consists of seven (7) individuals, all of whom have been nominated for election at the Annual Meeting. Unless otherwise instructed, the Proxy holders will vote the Proxies held by them for the Company’s seven (7) nominees. If any such nominee is unable or declines to accept nomination or election, the Proxies will be voted for any nominee who may be recommended by the present Board of Directors. Directors are to be elected to hold office until the next Annual Meeting of Stockholders or until their respective successors have been elected and qualified. The names and ages of the seven (7) nominees for director are set forth below:

Name	Age	Position	Director Since
Ray R. Rogers	64	Chairman of the Board, President and Director	1994
Gosse B. Bruinsma, M.D.	49	Director 1, 3, 4	2004
S. Colin Neill	57	Director 1, 2, 4	2004
Richard A. Davis	68	Director 2, 3	1998
Steven H. Ferris, Ph.D.	60	Director 1, 3	2004
Timothy C. Rodell, M.D.	53	Director 4	2000
Gerard J. Vlak, Ph.D.	70	Director 1, 2	2004

(1)	Appointed on March 10, 2004 to serve as a member of the Board of Directors pursuant to an understanding between the Company and its controlling stockholder Axonyx Inc., a Delaware corporation. The change in membership of the Board of Directors became effective on April 25, 2004, ten (10) days after the Company mailed to record stockholders an Information Statement concerning such change. See additional disclosure in the section of this Proxy Statement entitled “Change In Control.”
(2)	Member of Audit Committee.
(3)	Member of Compensation Committee.
(4)	Member of the Nominating Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE TO THE BOARD OF DIRECTORS.

CHANGE IN CONTROL

On February 27, 2004, Axonyx Inc., a Delaware corporation (“Axonyx”), became the registered owner of 12,437,034 shares of Common Stock of the Company (“OXIS Common Stock”). Together with 1,156,645 shares of OXIS Common Stock held by Marvin S. Hausman, M.D., Axonyx’s Chairman and CEO, the Axonyx affiliated group owned as of such date an aggregate of 13,593,679 shares of OXIS Common Stock, representing approximately 51% of the Company’s issued and outstanding voting stock on an as-converted to common stock basis.

The transfers of OXIS Common Stock to Axonyx that were registered on February 27, 2004 were pursuant to separate stock exchange agreements with each of the following twenty-one current or former stockholders of the Company:

Primus Limited

Livorno B.V.

Perlan Financing N.V.

Alexander Angerman and Judith E. Angerman, Joint Tenants

Jay S. Glick

The KAWIPS Trust

Kaplan Family Trust

Howard and Esther Lifshutz, Joint Tenants

Jill R. Collins

Manual Graiwer

Steven Pressman

Hugh Bancroft III Revocable Trust, UA 8/4/70

Arthur C. Piculell, Jr. and Dee W. Piculell, JTWROS

Moonraker Farms, Inc.

Steven Brourman, M.D.

Walter C. Bowen

Marycliff Investment Corporation

Integrated Capital Development Group, Ltd.

Wistow Holdings Limited

Brender Services Limited

Triax Capital Management Inc.

Under such stock exchange agreements, each dated on or after January 15, 2004, the twenty-one holders of OXIS Common Stock identified above agreed to exchange their 12,437,034 shares of OXIS Common Stock (in the aggregate) for approximately 1,439,197 unregistered shares of Axonyx common stock (in the aggregate).

On March 5, 2004, Axonyx became the registered owner of an additional 1,545,533 shares of OXIS Common Stock, raising its current ownership of OXIS Common Stock to 13,982,567 shares, or approximately 52.3% of the Company’s issued and outstanding voting stock on an as-converted to common stock basis. Together with 1,156,645 shares of OXIS Common Stock held by Dr. Hausman, the Axonyx affiliated group now owns an aggregate of 15,139,212 shares of OXIS Common Stock, representing approximately 56.6% of the Company’s issued and outstanding voting stock on an as-converted to common stock basis.

The transfers of OXIS Common Stock to Axonyx that were registered on March 5, 2004 were pursuant to separate stock exchange agreements with each of the following four current or former stockholders of the Company:

Lawrence Richman and Michelle Richman JTWROS

Lawrence Richman MD, Trustee, The Lawrence Richman MD Inc. Profit Sharing Trust UTA Dated 1/1/92

Richard Fedder

Suncraft Limited

Under such stock exchange agreements, each dated on or after January 15, 2004, the four holders of OXIS Common Stock identified above agreed to exchange their 1,545,533 shares of OXIS Common Stock (in the aggregate) for approximately 178,847 unregistered shares of Axonyx common stock (in the aggregate).

As reported in the Company’s Information Statement to stockholders, filed with the SEC and mailed to stockholders on April 15, 2004, an understanding (the “Understanding”) between the Company and its controlling stockholder Axonyx resulted in three of the Company’s six directors (William G. Pryor, Ted Ford Webb and Thomas M. Wolf) agreeing to resign from the Board of Directors on March 10, 2004. On the same date, the Board of Directors designated four new individuals (Gosse B. Bruinsma, S. Colin Neill, Gerard J. Vlak and Steven H. Ferris), pursuant to Section 223(d) of the Delaware General Corporation Law, to fill the resulting resignations once they became effective. The change in membership of the Board of Directors became effective on April 25, 2004, ten (10) days after the Company mailed to record stockholders the Information Statement concerning such change.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Securities

Common Stock

The following table sets forth certain information, as of the Record Date, with respect to persons known to the Company to be the beneficial owner, directly and indirectly, of more than five percent (5%) of the Company’s Common Stock and beneficial ownership of such Common Stock by directors and executive officers of the Company.

Name and, as appropriate, address of beneficial owner	Amount and nature of beneficial ownership	Percent of class (1)
Axonyx Inc. 500 7th Avenue, 10th Floor New York NY 10018 (2)	15,139,212	56.89%
Marvin S. Hausman, M.D. (3)	15,217,712	57.02%
Richard A. Davis (4)(6)	102,147	*
Sharon Ellis (6)	885,000	3.22%
Timothy C. Rodell., M.D. (6)	296,237	1.10%
Ray R. Rogers (5)(6)	1,965,347	6.91%
Gosse B. Bruinsma, M.D. (7)	14,012,567	52.60%
S. Colin Neill	30,000	*
Gerard J. Vlak, Ph.D. (7)	14,012,567	52.60%
Steven H. Ferris, Ph.D. (7)	14,012,567	52.60%
Executive officers and directors as a group 8 persons (7)(8)	17,351,298	58.18%

*	Less than one percent.
(1)	As required by regulations of the SEC, the number of shares in the table includes shares which can be purchased within 60 days, or, shares with respect to which a person may obtain voting power or investment power within 60 days. Also required by such regulations, each percentage reported in the table for these individuals is calculated as though shares which can be purchased within 60 days have been purchased by the respective person or group and are outstanding.

(2)	Based on a Schedule 13D/A filed with the SEC on March 5, 2004, filed on behalf of Axonyx and Dr. Hausman. Pursuant to the Schedule 13D/A Axonyx has sole voting power as to 13,982,567 and (with a correction to the number of shares reported in such Schedule 13D/A as being held by Dr. Hausman) shared voting power as to 15,139,212 shares. In addition, Axonyx has sole dispositive power as to 13,982,567 shares and (with a correction to the number of shares reported in such Schedule 13D/A as being held by Dr. Hausman) shared dispositive power as to 15,139,212 shares. Axonyx in the Schedule 13D/A disclaims beneficial ownership of Dr. Hausman’s shares.

(3)	Dr. Hausman’s holdings include 43,500 shares of common stock subject to warrants, and 35,000 shares of common stock subject to options. In addition, based on the Schedule 13D/A filed on March 5, 2004 (with a correction to the number of shares reported in such Schedule 13D/A as being held by Dr. Hausman), Dr. Hausman has sole voting power as to 1,156,645 and shared voting power as to 15,139,212 shares. In addition, Dr. Hausman has sole dispositive power as to 1,156,645 shares and shared dispositive power as to 15,139,212 shares. Dr. Hausman in the Schedule 13D/A disclaims beneficial ownership of Axonyx’s shares.

(4)	Mr. Davis’ holdings include 2,340 shares of common stock owned by Mr. Davis jointly with his spouse.

(5)	Included are 2,000 shares of common stock owned by his individual retirement account, as to which Mr. Rogers exercises voting and investment power.

(6)

The holdings of director Davis include 84,807 shares of common stock subject to options. The holdings of director Rodell include 295,237 shares of common stock subject to options. The holdings of Ray R. Rogers include 1,847,988 shares of common stock subject to options. The holdings of Sharon Ellis include 865,000 shares of common stock subject to options.

(7)	The holdings of each of S. Colin Neill, Gosse B. Bruinsma, M.D., Gerard J. Vlak, Ph.D. and Steven H. Ferris, Ph.D. include 30,000 shares of common stock subject to options. The reported holdings of each such director also include 13,982,567 shares held by Axonyx because of such individual’s continuing relationship with Axonyx. Dr. Bruinsma, Dr. Vlak and Dr. Ferris are each directors of Axonyx, and each of Dr. Bruinsma and Mr. Neill are executive officers of Axonyx. Each of the foregoing directors and officers disclaims beneficial ownership of the shares owned by Axonyx, except for his proportional interest therein, if any.

(8)	Includes 3,213,032 shares of common stock subject to options.

Series B Preferred Stock

The following table sets forth certain information, as of the Record Date, with respect to persons known by the Company to be the beneficial owner of more than five percent (5%) of the Company’s Series B Preferred Stock.

Name and address	Amount and nature of beneficial ownership	Percent of class (1)
S.R. One Limited 200 Barr Harbor Drive, Suite 250 W. Conshohocken, PA 19428 (1)(2)	428,389	100.00%

(1)	As required by regulations of the SEC, the number of shares in the table includes shares which can be purchased within 60 days, or, shares with respect to which a person may obtain voting power or investment power within 60 days. Also required by such regulations, each percentage reported in the table for these individuals is calculated as though shares which can be purchased within 60 days have been purchased by the respective person or group and are outstanding.

(2)	S. R. One Limited owns beneficially 373,389 shares of Common Stock, including the 85,678 shares receivable upon conversion of the Series B Preferred.

Series C Preferred Stock

The following table sets forth certain information, as of the Record Date, with respect to persons known by the Company to be the beneficial owner of more than five percent (5%) of the Company’s Series C Preferred Stock.

Name and address	Amount and nature of beneficial ownership	Percent of class (1)
American Health Care Fund, L.P. 2748 Adeline, Suite A Berkeley, CA 94703 (1)	77,000	80%

Megapolis BV Javastraaat 10 2585 The Hague, Netherlands (1)	19,230	20%

(1)	As required by regulations of the SEC, the number of shares in the table includes shares which can be purchased within 60 days, or, shares with respect to which a person may obtain voting power or investment power within 60 days. Also required by such regulations, each percentage reported in the table for these individuals is calculated as though shares which can be purchased within 60 days have been purchased by the respective person or group and are outstanding.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is information regarding the nominees for director and the executive officers of the Company.

Ray R. Rogers

Age: 64

Chairman of the Board, President and Chief Executive Officer.    Mr. Rogers was the founder and Chairman of the Board of International BioClinical, Inc. (“IBC”) until 1994, when he became Chairman of OXIS International, Inc. Mr. Rogers became Chief Executive Officer of OXIS effective March 18, 1998. He also served as Chairman and President of DDI Pharmaceuticals, Inc. from 1993 until the completion of the acquisition of IBC and Bioxytech, which resulted in the creation of OXIS. Mr. Rogers served on the Supervisory Board of OXIS International, S.A., the Company’s French subsidiary, from 1994 until 1996. As part of a Board-approved plan to establish new senior management, Mr. Rogers resigned as President and Chief Executive Officer effective February 15, 2000, and as Chairman of the Board effective June 30, 2000. Pursuant to his Executive Separation and Employment Agreement dated April 3, 2000, Mr. Rogers then became a Special Advisor to the Company. He continued as a member of the Board of Directors. The new senior management plan, which was begun in early 2000, was not completed and, as a result, Joseph F. Bozman, Jr. was appointed as Chairman of the Board, President and CEO and served from August, 2000 through June 2001. Upon Mr. Bozman’s retirement from those positions, the Board of Directors appointed Mr. Rogers as the interim President, Chief Executive Officer and Chairman effective August 1, 2001. Mr. Rogers was subsequently appointed as President, Chief Executive Officer and Chairman of the Board on June 14, 2002. For further information regarding Mr. Rogers’ re-employment with OXIS, see discussion below under the heading “Employment Contracts”. Over the years Mr. Rogers has served on both for-profit and non-profit boards and has also been active in biotechnology in Oregon serving as Chairman of the Oregon Biotechnology Association during 1993 and 1994.

Gosse B. Bruinsma, M.D.

Age: 49

Director.    Dr. Bruinsma was appointed to the Board of Directors as part of the Understanding described above in the section of this Proxy Statement entitled “Change In Control.” Dr. Bruinsma has served as President of Axonyx Europe BV since its formation in October 2000. Dr. Bruinsma has served as the Chief Operating Officer of Axonyx since February 2001 and had been the Treasurer of Axonyx from January 2002 to September 2003. On June 11, 2002, Dr. Bruinsma was elected as a director and as Chief Operating Officer of Axonyx. Dr. Bruinsma has over 15 years experience in the medical, pharmaceutical and biotechnology fields. Dr. Bruinsma received his undergraduate degree from McGill University, Montreal and received his medical degree from the University of Leiden, the Netherlands. He joined the pharmaceutical industry to become European Medical Director for Zambon, Milan. He subsequently joined the international contract research organization, ClinTrials Research, to become their Vice President for Medical and Regulatory Affairs. In September 1995 Dr. Bruinsma joined Forest Laboratories in New York as Medical Director, with responsibility for their anti-hypertensive product launch, HRT program, Cervidil®, and their urological disease projects. From September 1997 to 1999 Dr. Bruinsma was General Manager and Vice-President Development for Chrysalis Clinical Services Europe based in Switzerland. From November 1999 until he joined Axonyx Europe BV, Dr Bruinsma was the Vice President Development for Crucell BV (formerly IntroGene), a biotechnology company based in the Netherlands.

Richard A. Davis

Age: 68

Director.    Mr. Davis served as President and Chief Executive Officer of Pentzer Corporation, a private investment company and subsidiary of AVISTA Corp. from 1990 until his retirement in 2001. He is currently involved as a private investor. He has 20 years of service with Pacific Northwest Bell (now a part of Qwest

Communications). He served as Chief of Staff to former Washington Governor Booth Gardner, chief executive of the State of Washington’s Department of Labor and Industries and director of the state’s Office of Financial Management during the period, January 1985 to January 1990. Mr. Davis received a B.S. degree from the University of Oregon and attended advanced programs at both the University of Illinois and Stanford University. He has served as an advisor to the Washington State Investment Board, served on the Board of Regents for Washington State University and the Washington Technology Alliance Board, as Chairman of the Association of Washington Business, and has served on the boards of several medical diagnostic companies.

Sharon Ellis

Age: 54

Chief Financial and Operating Officer.    Ms. Ellis was appointed to this executive position effective April 8, 2002. Ms. Ellis joined the Company in April 2001 as its Chief Financial Officer. On December 4, 2003, the Board of Directors appointed Ms. Ellis as its Secretary. Before joining OXIS, Ms. Ellis was the Chief Financial Officer for Allen Machinery, Inc. from 1998 and has over 30 years’ experience in positions of executive financial and operations management. Ms. Ellis has five years’ experience in the biotechnology field, another 12 years in medical related businesses, as well as substantial manufacturing experience. Ms. Ellis has expertise in the management of operations, information technology, human resources, accounting, finance and administration.

Steven H. Ferris, Ph.D.

Age: 60

Director.    Dr. Ferris was appointed to the Board of Directors as part of the Understanding described above in the section of this Proxy Statement entitled “Change In Control.” Dr. Ferris has served as a director of Axonyx since January 6, 2003. Dr. Ferris is a neuropsychologist, psychopharmacologist, and gerontologist who has been studying brain aging and Alzheimer’s disease for almost thirty years. Dr. Ferris is the Friedman Professor of the Alzheimer’s Disease Center in the Department of Psychiatry at New York University (NYU) School of Medicine, Executive Director of NYU’s Silberstein Institute for Aging and Dementia and Principal Investigator of their Alzheimer’s Disease Center. Dr. Ferris has been at the NYU School of Medicine since 1973, where he has conducted a major research program focusing on cognitive assessment, early diagnosis and treatment of brain aging and Alzheimer’s disease. He has served as the Associate Editor in Chief of Alzheimer Disease and Associated Disorders, is a member of the Medical and Scientific Affairs Council of the national Alzheimer’s Association, has served on several NIH peer review panels, and has been a member of the FDA Advisory Committee which reviews new drugs for Alzheimer’s disease. He has conducted more than 50 clinical trials in aging and dementia and has been a consultant numerous pharmaceutical companies who are developing new treatments for Alzheimer’s disease.

S. Colin Neill

Age: 57

Director.    Mr. Neill was appointed to the Board of Directors as part of the Understanding described above in the section of this Proxy Statement entitled “Change In Control.” Mr. Neill joined Axonyx Inc. in September 2003 as Chief Financial Officer and Treasurer and was named Secretary in January 2004. From April 2001 to September 2003, Mr. Neill had been an independent consultant assisting small development stage companies raise capital. Previously Mr. Neill served as Senior Vice President, Chief Financial Officer, Secretary and Treasurer of ClinTrials Research Inc., a publicly traded global contract research organization in the drug development business, from 1998 to April 2001. Prior to that Mr. Neill served as Vice President and Chief Financial Officer of Continental Health Affiliates Inc. and its majority owned subsidiary Infu-Tech Inc. Mr. Neill’s career experience has included that of Acting Vice President Finance and Chief Financial Officer of Pharmos Corporation, a biopharmaceutical company in the business of developing novel drug technologies. Earlier experience was gained as Vice President Finance and Chief Financial Officer of BTR Inc., a US

subsidiary of BTR plc, a British diversified manufacturing company, and Vice President Financial Services of The BOC Group Inc., a British owned industrial gas company with substantial operations in the health care field. Mr. Neill served for four years with American Express Travel Related Services, first as chief internal auditor for worldwide operations and then as head of business planning and financial analysis. Mr. Neill began his career in public accounting with Arthur Andersen LLP in Ireland and later with Price Waterhouse LLP as a senior manager in New York City. He also served with Price Waterhouse for two years in Paris, France.

Timothy C. Rodell, M.D.

Age: 53

Director.    Dr. Rodell is Chief Executive Officer of GlobeImmune, Inc., an early stage immunotherapy company focused on chronic viral diseases and cancer. Dr. Rodell is also Managing Partner of MTR, Inc., a consulting company specializing in clinical drug development and regulatory strategy, corporate development and financing and healthcare information technology. Board-certified in Internal Medicine and Pulmonary Medicine, Dr. Rodell earned his M.D. from the University of North Carolina School of Medicine in 1980. He has completed post-doctoral fellowships in molecular and cell biology and is a Fellow of the American College of Chest Physicians. From 1999 until 2002, Dr. Rodell was President and Chief Executive Officer of RxKinetix, Inc., a private drug delivery company. From 1996 until 2000, Dr. Rodell held various positions at the Company, including Chief Technology Officer and President of OXIS International, SA, the Company’s French subsidiary. Prior to that, Dr. Rodell was Executive Vice President of Operations and Product Development for Cortech, Inc. Before joining Cortech, Dr. Rodell practiced and taught emergency medicine, internal medicine and pulmonary and critical care medicine at the University of Colorado Health Sciences Center and Denver General Hospital, now Denver Health.

Gerard J. Vlak, Ph.D.

Age: 70

Director.    Dr. Vlak was appointed to the Board of Directors as part of the Understanding described above in the section of this Proxy Statement entitled “Change In Control.” Dr. Vlak has served as a director of Axonyx since February 21, 2003. Gerard Vlak has more than thirty years experience in corporate management and has considerable experience serving on corporate boards. Dr. Vlak received a doctorate in Macro-Economics from the University of Tilburg in The Netherlands in 1967. He has served as a Full Professor of Monetary Economics at Erasmus University in Rotterdam, The Netherlands and as a parttime Professor of Monetary Economics at V.E.H. Economic University in Brussels, Belgium. From 1969 to 1988, Dr. Vlak was a member of the Executive Board of Rabobank Nederland. At Rabobank Nederland, Dr. Vlak managed the corporate and international banking departments and was the Chairman of the Credit Committee. He also set up and managed the U.S. operations of the bank through a new Federal Branch in New York. After retirement from Radobank in 1988, Dr. Vlak was a Regional Manager for the United States and Canada at the Amsterdam-Rotterdam Bank, N.V., and later, was the Executive Vice President and Chief Financial Officer of ABN-AMRO Bank USA. From 1992 to the present, Dr. Vlak has been a member of the Board of Trustees of Bank Julius Baer Investment Funds and a member of the Board of Directors of The Rouse Company and Oce’-USA Holding, Inc.

CORPORATE GOVERNANCE

Meetings of the Board of Directors.

The Board of Directors met four times during the year ended December 31, 2003. In addition, management and members of the Board of Directors communicate informally from time to time. Each of the directors attended at least 75% of the meetings of the Board of Directors held during the period for which such person served as a director.

Committees of the Board of Directors.

There are three standing committees of the Board of Directors: the Audit Committee, the Compensation Committee and the Nominating Committee.

•	Audit Committee. Information about this committee is set forth in the Audit Committee Report included below.

•	Compensation Committee. This committee administers both the Company’s 1994 Stock Incentive Plan and the Company’s 2003 Stock Incentive Plan. It also administers other compensation plans and arrangements and acts upon such other compensation matters as may be referred to it by the Board of Directors. Members of this committee during 2003 were Ted Ford Webb (Chair), Richard A. Davis and William G. Pryor. During 2003, the Committee met two (2) times. Messrs. Webb and Pryor served on the Committee until their resignations from the Board of Directors, which became effective on April 25, 2004. After the resignations of Messrs. Ford Webb and Pryor, the Board appointed Dr. Bruinsma and Dr. Ferris as new members of this Committee, such that the Committee is currently comprised of Mr. Davis (Chair), Dr. Bruinsma and Dr. Ferris. Mr. Davis and Dr. Ferris are “independent” within the meaning of Rule 4200(a)(15) of the National Association of Securities dealers listing standards; Dr. Bruinsma is not “independent” by that standard.

•	Nominating Committee. This Committee searches out and recommends to the Board of Directors potential Board members. Members of this Committee during 2003 were Thomas Wolf (Chair), Ted Ford Webb and Timothy C. Rodell, M.D. During 2003, the Committee met one (1) time. Messrs. Wolf and Ford Webb served on the Committee until their resignations from the Board of Directors, which became effective on April 25, 2004. After the resignations of Messrs. Wolf and Ford Webb, the Board of Directors appointed Dr. Bruinsma and Mr. Neill as new members of this Committee, such that the Committee is currently comprised of Dr. Bruinsma (Chair), Mr. Neill and Dr. Rodell. Dr. Rodell is “independent” within the meaning of Rule 4200(a)(15) of the National Association of Securities dealers listing standards; the other members of the Committee are not “independent” by that standard. The Nominating Committee operates under a written charter setting forth the functions and responsibilities of the committee, an electronic copy of which is available on the Company’s website at http://www.oxis.com.

The Nominating Committee will consider director candidates recommended by stockholders of the Company. The procedure that a stockholder should follow to submit its director candidate for consideration is set forth below under the heading “Stockholder Nomination of Director Candidates.” There are no differences in the manner in which the Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. The Company currently does not pay any third party to identify or assist in identifying or evaluating potential nominees.

In reviewing potential candidates for the Board of Directors, the Nominating Committee considers the individual’s experience in the Company’s industry and related industries, the general business or other experience of the candidate, the personality of the candidate, the candidate’s interest in the business of the Company, as well as numerous other subjective criteria. Of greatest importance is the individual’s integrity, willingness to contribute and ability to bring to the Company experience and knowledge in areas that are most beneficial to the Company. The Board of Directors intends to continue to evaluate candidates for election to the Board of Directors on the basis of the foregoing criteria.

Stockholder Nomination of Director Candidates

Section 2.9 of the Company’s Bylaws, as currently in effect, establishes notice procedures that a stockholder must follow if it wishes to nominate a person for election to the Board of Directors. Nominations by stockholders of persons for election to the Board of Directors must be made by a stockholder’s notice to the Company in advance of the Company’s annual meeting. The stockholder giving the notice must be a stockholder of record at the time of giving the notice and entitled to vote at the meeting.

To be timely, the stockholder’s notice must be received by the Company not less than 120 days prior to the anniversary date of the prior year’s annual meeting. For the 2005 Annual Meeting, the stockholder’s notice must be received not later than February 22, 2005. The stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the corporation which are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the rules and regulations promulgated under the Exchange Act; and (b) as to the stockholder giving the notice (i) the name and record address of the stockholder and (ii) the class and number of shares of capital stock of the corporation which are beneficially owned by the stockholder. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as a director of the corporation. No person shall be eligible for election as a director by the stockholders of the corporation unless nominated in accordance with the procedures set forth herein.

Policy Regarding Director Attendance of Annual Meetings

The Company has adopted a formal policy regarding the attendance by members of the Board of Directors at annual meetings. The Company encourages, but does not require, that each member attend each meeting. Six (6) of the Company’s directors attended the 2003 annual meeting of stockholders.

Stockholder Communications with the Board of Directors

The Board of Directors currently does not have a formal process for stockholders to send communications to the Board of Directors. Nevertheless, the Board of Directors desires that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders on a timely basis. The Board of Directors does not recommend that formal communication procedures be adopted at this time because it believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to the Board of Directors. However, stockholders wishing to formally communicate with the Board of Directors may send communications directly to OXIS International, Inc., 6040 N. Cutter Circle, Suite 317, Portland, Oregon 97217, Attention: Corporate Secretary. Such communications will be screened by the Corporate Secretary for appropriateness before either forwarding to or notifying the members of the Board of Directors of receipt of a communication.

Code of Ethics and Business Conduct

The Board of Directors has adopted a Code of Ethics and Business Conduct to provide guidance to its directors, officers and employees regarding standards for conduct of the Company’s business, which code has been delivered to all directors, officers and employees of the Company.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee members for 2003 were Stuart Lang, Richard A. Davis (Chair), William G. Pryor and Thomas Wolf. Mr. Lang served on the Committee until his resignation from the Board of Directors and the Committee on July 15, 2003. Messrs. Wolf and Pryor served on the Committee until their resignations from the Board of Directors, which became effective on April 25, 2004. After the resignations of Messrs. Wolf and Pryor, the Board of Directors appointed Mr. Neill and Gerard J. Vlak, Ph.D. as new members of this Committee, such that the Committee is currently comprised of Mr. Davis (Chair), Mr. Neill and Dr. Vlak. During 2003, the Committee met four (4) times and from time to time members of the Committee also reviewed other materials of a financial nature involving the Company.

The Company has determined, in accordance with the rules of the SEC, that Mr. Davis and Mr. Neill are “audit committee financial experts.” All of the members of the Audit Committee during 2003, and as currently composed, are independent in accordance with Rule 4200(a)(15) of the National Association of Securities dealers listing standards, except for Mr. Wolf and Mr. Neill. The Audit Committee assists the Board of Directors in its oversight of the Company’s financial statements and reporting processes. Management has the direct and primary responsibility for the financial statements and these reporting processes, including the Company’s systems of internal controls. The independent auditors are responsible for auditing the annual financial statements prepared by management and expressing an opinion as to whether these financial statements conform with generally accepted accounting principles.

In 2003, the Audit Committee approved the appointment of Williams & Webster, P.S. to audit the Company’s financial statements beginning with the financial statements for the year ended 2003. The Audit Committee reviewed and discussed the audited financial statements with management and the independent auditors together and separately. These discussions and reviews included discussion of significant accounting policies, the auditors’ assessment of the quality of the Company’s accounting principles, and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee also discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380). In addition, the Audit Committee received affirmation of the independence of the independent auditors as required by Independence Standards Board Standard No. 1. The Audit Committee has approved the continuation of Williams & Webster, P.S. to audit the Company’s financial statements for the year ended 2004.

This Audit Committee Report shall not be deemed incorporated by reference into any other filing absent an express reference thereto.

Based on the reviews and discussions referred to above, and reliance on management and the independent auditors, and subject to the limitations of the Audit Committee’s role, the Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2003 be accepted and included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003, filed with the SEC.

The foregoing report was submitted by members of the Audit Committee as of April 15, 2004: Richard A. Davis (Chair), William G. Pryor and Thomas Wolf. Messrs. Davis, Wolf and Pryor approved this Audit Committee Report prior to the resignations of the latter two members from the Board of Directors becoming effective on April 25, 2004. Effective April 26, 2004, the Audit Committee members are Richard A. Davis (Chair), S. Colin Neill and Gerard J. Vlak, Ph.D.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Directors

The Company pays an annual fee of $4,000 to each non-employee director and an additional $1,000 to non-employee directors for serving as committee chair. During 2003, the Company did not make payments under this policy, but the Company did issue stock option grants in lieu of director fees due and owing to the extent permissible under the Company’s stock incentive plan and securities laws. The Company does not pay meeting fees but directors are reimbursed for their expenses incurred in attending meetings. Employee directors receive no compensation as directors.

Under the Company’s 2003 Stock Incentive Plan, non-employee directors will be automatically awarded options to purchase 30,000 shares of Common Stock upon becoming directors of the Company and automatically awarded options to purchase 15,000 shares of Common Stock annually thereafter.

The following table represents stock options that were granted at a Board of Directors meeting on December 4, 2003 to current and past non-employee directors.

Name	Options issued for fees (1)	Discretionary options issued for increase in annual grant (2)	Total Options Granted
Richard A. Davis	22,807	37,000	59,807
Stuart S. Lang	22,295	—	22,295
Marvin S. Hausman	11,404	—	11,404
William G. Pryor	7,602	10,000	17,602
Timothy C. Rodell	14,035	10,000	24,035
Ted Ford Webb	1,754	—	1,754
Thomas M. Wolf	12,281	10,000	22,281

(1)	Based on a closing price of $0.57 on December 3, 2003 all fees that were due to current and past directors through December 31, 2003 were exchanged for stock option grants.
(2)	Options granted based on length of service as a director and/or to reflect a change to the Company’s stock option plan to award each director 15,000 options annually.

Executive Officers

The following table sets forth information concerning compensation of the Company’s Chief Executive Officer and the other most highly compensated executive officers serving as executive officers on December 31, 2003 whose aggregate cash compensation exceeded $100,000 during the year ended December 31, 2003 (collectively, the Company’s “Named Executive Officers”):

Name and Position	Year	Annual Compensation			Long Term Compensation Awards Options
		Salary		Bonus
Ray R. Rogers Chairman of the Board, President and Chief Executive Officer	2003 2002 2001	$ $ $	200,000 234,000 215,000	— — —	500,000 400,000 470,588	(1) (2) (3)
Sharon Ellis Chief Operating Officer and Chief Financial Officer, effective April 8, 2002	2003 2002 2001	$ $ $	114,000 107,000 58,000	— — —	500,000 335,000 30,000	(1) (2) (3)

(1)	Options to purchase 500,000 shares of common stock awarded to Mr. Rogers and options to purchase 500,000 shares of common stock awarded to Ms. Ellis as part of their 2003 compensation.

(2)	Options to purchase 400,000 shares of common stock awarded to Mr. Rogers and options to purchase 335,000 shares of common stock awarded to Ms. Ellis as part of their 2002 compensation.

(3)	Options to purchase 470,588 shares of common stock awarded to Mr. Rogers and options to purchase 30,000 shares of common stock awarded to Ms. Ellis as part of their 2001 compensation.

OPTION GRANTS IN LAST FISCAL YEAR

The following table shows options granted in 2003 to the named Executive Officers.

Individual Grants
Name	Number of common shares underlying grant	% of total options granted to employees in 2003		Exercise price per share		Expiration Date
Ray R. Rogers	350,000 150,000	27 12	% %	$ $	0.34 0.56	May 22, 2013 December 3, 2013
Sharon Ellis	350,000 150,000	27 12	% %	$ $	0.34 0.56	May 22, 2013 December 3, 2013

FISCAL YEAR END OPTION VALUES

During 2003 no options were exercised by any of the Company’s executive officers. At December 31, 2003 options issued to the aforementioned executive officers and included in the Summary Compensation Table above and then outstanding are shown as follows:

Name	Number of common shares underlying unexercised options at December 31, 2003		Value of unexercised in-the-money options at December 31, 2003
	Exercisable	Unexercisable	Exercisable	Unexercisable
Ray R. Rogers	1,714,655	133,333	$833,608	$77,333
Sharon Ellis	865,000	—	$501,700	—

EXECUTIVE EMPLOYMENT CONTRACTS

As previously reported in filings with the SEC, the Company has entered into an Executive Separation and Employment Agreement with Ray R. Rogers, effective June 1, 2003. Under the terms of his agreement, Mr. Rogers’ term of employment was extended through December 31, 2004 at an annual base salary of $200,000. Further, if Mr. Rogers’ employment is terminated by the Company without cause (as defined) or by Mr. Rogers for good reason (as defined), he would be entitled to severance for a period of 12 months following such termination. “Severance” would include payment of then current base salary and COBRA premiums payable in accordance with the Company’s normal payroll procedures, and immediate full vesting of any unvested stock options with a two-year period from the date of such employment termination to exercise such vested options (provided, however, if the option maturity date occurs sooner than this extended expiration date, then the shorter period governs).

As previously reported in filings with the Commission, the Company has entered into an Executive Separation and Employment Agreement with Sharon Ellis, effective June 1, 2003. Under the terms of her agreement, Ms. Ellis’ term of employment was extended through December 31, 2004 at a minimum annual base salary of $114,000 for eighty percent (80%) time or four days per week. Further, if Ms. Ellis’ employment is terminated by the Company without cause (as defined) or by Ms. Ellis for good reason (as defined), she would be entitled to severance for a period of 12 months following such termination. “Severance” would include payment of then current base salary and COBRA premiums payable in accordance with the Company’s normal payroll procedures, and immediate full vesting of any unvested stock options with a two-year period from the date of such employment termination to exercise such vested options (provided, however, if the option maturity date occurs sooner than this extended expiration date, then the shorter period governs).

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2003 with respect to shares of the Company’s common stock that may be issued under the Company’s equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,707,911	$0.89	3,542,089
Equity compensation plans not approved by security holders	—	—	—
Total	3,707,911		2,076,177

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. In 2003 officers, directors and greater-than-10% stockholders were required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they filed. Based solely on a review of the copies of such reports furnished to the Company in 2003, the Company has determined that the following reporting person subject to Section 16(a) have now filed reports but not on a timely basis:

Name	Number of Late Form 4’s
Richard A. Davis	1
Sharon Ellis	1
Marvin S. Hausman, M.D.	2
William G. Pryor	1
Timothy C. Rodell, M.D.	1
Ray R. Rogers	1
Ted Ford Webb	2
Thomas M. Wolf	3

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indemnification of Officers and Directors

As permitted by Delaware law, the Company’s Certificate of Incorporation provides that the Company will indemnify its directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil, criminal, administrative or investigative proceeding brought against them on account of their being or having been Company directors or officers to the fullest extent permitted by Delaware law. Further, the Company has entered into an Indemnification Agreement with each of its directors providing, among other things, for indemnification and advancement of certain litigation-related expenses.

Exclusion of Liability

Pursuant to Delaware General Corporation Law, the Company’s Certificate of Incorporation excludes personal liability for its directors for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or any transaction from which a director receives an improper personal benefit.

LEGAL PROCEEDINGS

No director, officer or affiliate of the Company, and no owner of record or beneficial owner of more than five percent (5%) of the securities of the Company, or any associate of any such director, officer or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries in reference to pending litigation.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has retained the firm of Williams & Webster, P.S., independent certified public accountants, to serve as independent auditors for the fiscal year ended December 31, 2004. Williams & Webster, P.S. has served as OXIS’ independent certified public accountants since 2002. A representative of Williams & Webster, P.S. is not expected to attend the Annual Meeting in person, but expects to be available by telephone. The following sets forth the aggregate fees billed by Williams & Webster, P.S. to OXIS related to fiscal years 2003 and 2002:

Audit Fees—The Company incurred aggregate fees and expenses of $44,000 and $41,000, respectively, from Williams & Webster, P.S. for the fiscal years 2003 and 2002 annual audit and for review of the Company’s consolidated financial statements included in its Forms 10-QSB for the 2003 and 2002 fiscal years.

Audit Related Fees—None.

Tax Fees—The Company incurred aggregate fee and expenses of $5,000 from Williams & Webster, P.S. for each of fiscal years 2003 and 2002 for professional services rendered for tax compliance, tax advice and tax planning.

All Other Fees—None.

The Company intends to continue using Williams & Webster, P.S. solely for audit and audit-related services, tax consultation and tax compliance services, and, as needed, for due diligence in connection with potential acquisitions, if any.

The Company’s Audit Committee is required to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chairman when expedition of services is necessary up to $50,000. The independent auditors and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date.

OTHER MATTERS

The Board of Directors knows of no other matters that are to be brought before the Annual Meeting. If any other matters should be presented for proper action, it is the intention of the persons named in the Proxy to vote in accordance with their discretion pursuant to the terms of the Proxy.

It is important that the Proxies be returned promptly. Therefore, stockholders who do not expect to attend the Annual Meeting in person are urged to fill in, sign, date and return the enclosed Proxy.

The Company’s 2004 Annual Report to Stockholders, which contains information from its Annual Report on Form 10-KSB for the year ended December 31, 2003, including its financial statements for the year ended December 31, 2003, accompanies this Proxy Statement. The Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003, will also be made available (without exhibits) free of charge to interested stockholders upon written request to Sharon Ellis, Chief Operating and Financial Officer, OXIS International, Inc., 6040 N. Cutter Circle, Suite 317, Portland, Oregon 97217, 503/283-3911.

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one (1) copy of the Proxy Statement and annual report may have been sent to multiple stockholders in a stockholder’s household. The Company will promptly deliver a separate copy of either document to any stockholder who contacts the Company at (503) 283-3911 to request such copies. If a stockholder is receiving multiple copies of the Proxy Statement and annual report at the stockholder’s household and would like to receive a single copy of the proxy statement and annual report for a stockholder’s household in the future, stockholders should contact their broker, other nominee record holder, or the Company to request mailing of a single copy of the proxy statement and annual report.

The Company’s stock transfer agent and registrar is EquiServe Trust Company, N.A., P.O. Box 43010, Providence, RI 02940, (800) 726-9732.

By order of the Board of Directors

Sharon Ellis

Secretary

OXIS INTERNATIONAL, INC.

PROXY SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Ray R. Rogers and Richard A. Davis, and each of them, as Proxies, each with the power to appoint his substitute, to represent and to vote, as designated on the reverse side, all the shares of Common Stock and voting Preferred Stock of OXIS International, Inc., held of record by, or otherwise entitled to be voted by, the undersigned on April 26, 2004 at the 2004 Annual Meeting of Stockholders of OXIS International, Inc., to be held on June 22, 2004 and any adjournment or postponement thereof.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no directions are indicated, the Proxies will vote FOR Proposals 1 and 2.

1.	ELECTING DIRECTORS:

Nominees:	(01) GOSSE B. BRUINSMA; (02) RICHARD A. DAVIS;

(03) STEVEN H. FERRIS; (4) S. COLIN NEILL;

(05) TIMOTHY C. RODELL; (06) RAY R. ROGERS; AND

(07) GERARD J. VLAK.

[    ]    FOR ALL NOMINEES

[    ]    WITHHELD FROM ALL NOMINEES

[    ]    For all nominees except as noted below:

2.	THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Mark here for address change and note at left    ☐

Mark here if you plan to attend the meeting    ☐

PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE RETURN ENVELOPE ENCLOSED.

If stock is held jointly, signature should include both names. If stock is held by executors, administrators, trustees, guardians and others signing in a representative capacity, please give full title. If stock is held by a corporation, please sign in full corporate name and give name and title of authorized officer. If stock is held by a partnership, please sign in partnership name by authorized person.

Signature:                                              , 2004

Signature:                                              , 2004